Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Thomas A. Gendron Named to Hexcel Corporation’s
Board of Directors

STAMFORD, CT. — December 7, 2010 — Hexcel Corporation (NYSE: HXL) today announced that, Mr. Thomas A. Gendron will be joining its Board of Directors effective immediately. Mr. Gendron will serve on Hexcel’s Compensation Committee.

Mr. Gendron, 49, is currently the Chairman and Chief Executive Officer of Woodward Governor Company (NASDAQ: WGOV) a $1.4 billion manufacturing company that designs, manufactures, and services energy control systems and components for aircraft and industrial engines and wind turbines.   Mr. Gendron has been Chairman of Woodward since 2008 and CEO and President since 2005.  From 1990 through 2005 Mr. Gendron held various positions of increasing responsibility in the aircraft engine systems and industrial controls divisions at Woodward.  Prior to joining Woodward, Mr. Gendron worked at Thermotron Industries, Inc. from 1988 through 1990 as a Product Manager.  Mr. Gendron started his career at Sundstrand Corporation where he held various engineering positions from 1983-1988.  Mr. Gendron earned his MBA from Rockford

College, and a Bachelor of Science in Engineering Physics from the University of Illinois at Champaign-Urbana.

Mr. David E. Berges, Hexcel’s Chairman & CEO said “we are delighted to have Tom Gendron join Hexcel’s Board of Directors.  We have been seeking to add a director with global experience in the wind energy market, and Tom’s experience in aerospace is an additional benefit. He will add a fresh perspective that will support our strategic planning in these core markets ”

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Contacts	Michael W. Bacal
(203) 352-6826
michael.bacal@hexcel.com